UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2015

Nemus Bioscience, Inc.
 (Exact name of registrant as specified in its charter)

Nevada	000-55136	45-0692882
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 Town Center Drive, Suite 1770, Costa Mesa, CA 92626
(Address of principal effective offices)      (Zip Code)

Registrant's telephone number, including area code: (949) 396-0330

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2015, the Board of Directors of Nemus Bioscience, Inc. (hereinafter referred to as the "Company", "we," "us" or "our") increased the size of the Board of Directors (the "Board") from three to four directors and appointed Thomas A. George as a director to fill the vacancy existing on the Board. Mr. George will also be responsible for chairing the Company's audit committee when it is created by the Board.

Thomas A. George, age 59, has over thirty years of experience in corporate finance and accounting, having served in a number of senior level positions with both public and private companies. Mr. George currently serves as the Chief Financial Officer of Deckers Brands (NYSE: DECK), which he joined in September 2009.  Prior to Deckers Brands, Mr. George was with Ophthonix, Inc. where he served as Chief Financial Officer since February 2005. Prior to Ophthonix, Inc., Mr. George spent more than seven years as Chief Financial Officer for publicly held Oakley, Inc., now a division of Luxottica Group S.p.A. (NYSE: LUX). Earlier in his career, Mr. George held positions at Loral Corporation, International Totalizator Systems and Remec Corporation. He began his career at Coopers & Lybrand where he became a Certified Public Accountant. Mr. George is a graduate of the University of Southern California.

Mr. George will receive compensation of: (i) $20,000 as annual cash retainer for attending all meetings of the Board and all committee meetings that he may serve on; (ii) a grant of twenty thousand (20,000) options to purchase common stock with a exercise price equal to fair market value for services as a director; and (iii) a grant of twenty thousand (20,000) options to purchase common stock with a exercise price equal to fair market value for services as chair of the Audit Committee to be created by the Board.

Mr. George has no family relationships with any director or executive officer of the Company, and there are no agreements or understandings between Mr. George and any other person pursuant to which he was appointed to the Board. There are no related party transactions between the Company and Mr. George that would require disclosure under Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended.

Mr. George will serve as a director until the next annual meeting of the shareholders of the Company, or until his respective successor is duly elected and qualified or until his earlier death, disqualification, resignation or removal.

In connection with the appointment of Thomas A. George, the Company entered into separate indemnification agreements (the "Indemnification Agreements") with Mr. George and each of the Company's current officers and directors, including John B. Hollister, Elizabeth M. Berecz, Dr. Brian S. Murphy, Cosmas N. Lykos and Gerald W. McLaughlin. The Indemnification Agreements provide, among other things, that the Company will indemnify the officer and/or director of the Company (an "Indemnitee") from all indemnifiable expenses, liability or loss, judgments, fines, ERISA excise taxes and penalties, amounts paid or to be paid in settlement, any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement, except for any claims initiated by the Indemnitee against the Company or any director or officer of the Company or unless (i) the Company has joined in or the Board has consented to the initiation of such proceeding; (ii) the proceeding is one to enforce indemnification rights under the Indemnification Agreements; or (iii) the proceeding is instituted after a Change in Control as defined in the Indemnification Agreements.

The foregoing description of the Indemnification Agreements is not complete and is qualified in its entirety by reference to the full text of the form of Indemnification Agreements, a copy of which is filed as Exhibit 10.1 to this report and is incorporated by reference herein.
Item 7.01 Regulation FD Disclosure.
On January 12, 2015, the Company issued a press release announcing the appointment of Mr. Thomas A. George as a director of the Board. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.
As provided in General Instruction B.2 to Form 8-K, the information furnished in this Item 7.01 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities under that Section and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly provided by specific reference in such filing.
Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits
Exhibit Number	Description
10.1	Form of Indemnification Agreement.
99.1	Press Release of Nemus Bioscience, Inc. dated January 12, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nemus Bioscience, Inc.

Date: January 12, 2015	By:	/s/ Elizabeth Berecz
Elizabeth Berecz Chief Financial Officer